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Exhibit 99(c)           Hechinger Company and Subsidiaries
                      Consolidated Statements of Cash Flows
                                  (unaudited)
                                 (in thousands)

                                                            13 Weeks Ended
                                                     ---------------------------------
                                                     Apr. 30, 1994         May 1, 1993
                                                     -------------       -------------

CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES

Net earnings                                                $4,645              $3,228
Adjustments to reconcile earnings to net cash
  provided by operating activities:

    Unusual charges                                         (1,698)                  0
    Depreciation and amortization                           12,277              10,763
    Deferred income taxes                                      639                (195)
    Deferred rent expense                                     (472)                657
                                                        ----------          ----------
                                                            15,391              14,453
                                                        ----------          ----------
CHANGE IN OPERATING ASSETS AND LIABILITIES

Merchandise inventories                                    (89,224)            (74,155)
Other current assets                                        (6,932)             (8,376)
Accounts payable and accrued expenses                      111,424              79,432
Income taxes payable                                         1,447              (1,274)
                                                        ----------          ----------
                                                            16,715              (4,373)
                                                        ----------          ----------
NET CASH FLOWS PROVIDED FROM OPERATIONS                     32,106              10,080
                                                        ----------          ----------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES

Expenditures for property, furniture, equipment
  and other assets, net of disposals                       (34,713)            (27,369)
Marketable securities:
  Purchases                                                (60,783)            (20,296)
  Proceeds from sales                                       92,584              64,237
                                                        ----------          ----------
NET CASH FLOWS (USED IN) FROM INVESTING
  ACTIVITIES                                                (2,912)             16,572
                                                        ----------          ----------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES

Dividends paid to stockholders                              (1,391)             (1,358)
Stock options exercised                                      1,422                   0
Other                                                         (106)                (62)
                                                        ----------          ----------
NET CASH USED IN FINANCING ACTIVITIES                          (75)             (1,420)
                                                        ----------          ----------

INCREASE IN CASH AND CASH EQUIVALENTS                       29,119              25,232
                                                        ----------          ----------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR              19,675              12,341
                                                        ----------          ----------

CASH AND CASH EQUIVALENTS AT END OF QUARTER                $48,794             $37,573
                                                        ==========          ==========
SUPPLEMENTAL INFORMATION
  Cash payments for income taxes                              $290                $233
  Cash payments for interest, net of amount
    capitalized                                             $6,984              $6,230



See notes to consolidated financial statements.





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